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                                                                       Exhibit 3


                             STOCKHOLDERS AGREEMENT

               THIS STOCKHOLDERS AGREEMENT (the "Agreement") dated as of March 5, 1998 is made by and among American Cellular Corporation, a Delaware corporation, and the parties listed on Exhibit A to this Agreement (collectively, the "Stockholders").

                                    RECITALS

               The parties hereto have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of March 5, 1998 with respect to the purchase by the Stockholders of Shares and Preferred Shares (each as defined below). The parties hereto desire to provide for certain transfer restrictions and rights and board election rights with respect to the shares of capital stock of the Company (as defined below) held by the Stockholders, as well as certain other matters, all according to the terms of this Agreement.

                                    AGREEMENT

               NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.      Certain Definitions.

               As used in this Agreement, the following terms shall have the following respective meanings:

               (a) "Affiliate" shall mean, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of such definitions, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               (b) "Board" shall mean the board of directors of the Company.

               (c) "Change of Control" shall mean (i) any sale, Transfer or other conveyance, whether direct or indirect, of a majority of the fair market value of the assets of the Company, in one transaction or a series of related transactions, to any "person" or "group" (as such terms are used for purposes of Section 13(d) of the Exchange Act, whether or not applicable), (ii) any "person" or "group" (as such terms are used for purposes of Section 13(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total equity in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after an Initial Public Offering, individuals who at the beginning of any such 12-month period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the


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directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. The Merger shall not constitute a Change of Control.

               (d) "Charter Documents" shall mean the Company's Certificate of Incorporation and Bylaws.

               (e) "Company" shall mean American Cellular Corporation, a Delaware corporation, and any corporation into which it is merged or consolidated, including the surviving corporation in the Merger.

               (f) "Convertible Securities" shall mean (i) any indebtedness or securities of the Company, convertible into or exchangeable for Shares, and (ii) any rights, warrants or options to subscribe for or purchase Shares.

               (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               (h) "Initial Public Offering" shall mean the initial sale of shares of the Company's Common Stock to the public pursuant to a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-8 or Form S-4 or any successor to such Form, or any other similar form) which results in an active trading market in shares of Common Stock.

               (i) "Merger" shall mean the merger of the Company with and into PriCellular Corporation, a Delaware corporation ("PCC"), pursuant to the Merger Agreement.

               (j) "Merger Agreement" shall mean the Agreement and Plan of Merger to be entered into between the Company and PCC, which provides, among other things, for a merger price of $14.00 per share of the common stock of PCC.

               (k) "New Securities" shall mean any Shares or Convertible Securities, whether now authorized or not; provided that "New Securities" shall not include: (i) Shares issuable upon exercise or conversion of any previously issued options, warrants, rights or securities convertible or exchangeable for Shares; (ii) securities offered by the Company to the public generally pursuant to a registration statement under the Securities Act; (iii) securities issued pursuant to the acquisition of a business, whether pursuant to a merger, consolidation, the purchase of assets or otherwise; (iv) any securities issued to the officers, directors, employees or consultants of the Company as approved by the Board (other than any officer, director or employer who is an affiliate of any Stockholder); (v) Shares issued in connection with any stock split, reclassification, recapitalization or stock dividend of the Company; (vi) Shares or Convertible Securities issued to commercial lenders, investment banking firms or other institutions for services rendered in connection with a debt financing for the Company or it Affiliates.

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               (l) "Outstanding Voting Shares" shall mean, with respect to a particular matter, the aggregate of all shares of the Company's capital stock outstanding from time to time which pursuant to the Charter Documents are entitled to vote on such matter.

               (m) "Permitted Transfer" shall mean (i) a Stockholder's Transfer to the Company of Shares or Preferred Shares or a direct or indirect interest in Shares or Preferred Shares pursuant to a contractual right of repurchase granted by the Company at the time such Shares or Preferred Shares were issued; (ii) a Stockholder's Transfer of all or a portion of its Shares or Preferred Shares to any Affiliate of such Stockholder or any Person that is a successor to such Stockholder by merger, consolidation, reorganization or transfer of all, or substantially all, of its assets; or (iii) if a Stockholder is a partnership, such Stockholder's Transfer of all or a portion of its Shares or Preferred Shares to any of its partners.

               (n) "Person" shall mean any individual, partnership, limited liability company, corporation, joint venture, trust, unincorporated organization, or any other entity, or a government or any department, agency or political subdivision thereof.

               (o) "Preferred Shares" shall mean the shares of Series A Preferred Stock of the Company.

               (p) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

               (q) "Shares" means shares of Class A Common Stock, par value $0.01 per share, of the Company.

               (r) "Transfer" means any direct or indirect transfer, sale, assignment, pledge, hypothecation or other disposition.

2.      Right of Co-Sale.

        2.1. Definition. In the event that a Stockholder or Stockholders holding Shares or Preferred Shares which represent a majority of the Shares (or Preferred Shares) then held by all Stockholders (the "Transferor") proposes to, directly or indirectly, Transfer (in a single transaction or a series of related transactions) a direct or indirect interest in Shares (or Preferred Shares) owned by such Stockholders (the "Transferor Securities") to any Person or group (as such term is used for purposes of Section 13(d) of the Exchange Act) for value (the "Transferee"), each remaining Stockholders (a "Remaining Stockholder") shall have a right of co-sale (the "Right of Co-Sale") to sell the amount equal to a fraction, the numerator of which is the number of Shares (or Preferred Shares) owned by such Remaining Stockholder and the denominator of which is the aggregate number of Shares (or Preferred Shares) owned by all the Stockholders, multiplied by the number of Shares (or Preferred Shares)represented by the Transferor Securities (such product, the "Right of Co-Sale Amount") on the same terms and at the same time as the Transferor, all as described in this Section 2.

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        2.2. Right of Co-Sale Amount. Each Remaining Stockholder shall have the right to sell that number of Shares (or Preferred Shares) held by such Stockholder to the Transferee (or, upon the unwillingness of any Transferee to purchase directly from such Stockholder, to the Transferor simultaneously with the closing of the sale by the Transferor to the Transferee) up to its respective Right of Co-Sale Amount determined as of the date the Transfer Notice (as defined below) is delivered to the such Stockholder, upon the terms and subject to the conditions pursuant to which the Transferor sells its Transferor Securities to the Transferee.

        2.3.   Mechanics of Sale.

               (a)    Exercise by the Stockholders.

               If the Transferor proposes to Transfer any Transferor Securities in a transaction subject to this Section 2, then it shall promptly notify, or cause to be notified, the Remaining Stockholders, in writing, of each such proposed Transfer (the "Transfer Notice"). Such Transfer Notice shall set forth:
(i) the name of the Transferee and the number of Transferor Securities proposed to be Transferred, and (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Transferee (the "Transferee Terms"). The Right of Co-Sale may be exercised by the Remaining Stockholders delivering a written notice to the Transferor (the "Co-Sale Notice") within thirty (30) calendar days following receipt of the Transfer Notice. The Co-Sale Notice shall state the number of Shares (or Preferred Shares) that each Remaining Stockholder wishes to include in such Transfer to the Transferee, which number may not exceed its Right of Co-Sale Amount. Upon the giving of a Co-Sale Notice, a Stockholder shall be irrevocably obligated to sell the number of Shares or (Preferred Shares) set forth in its Co-Sale Notice to the Transferee (or the Transferor, if applicable) on the Transferee Terms.

               (b) Assignment of Interest.

               If a Stockholder exercises its respective Co-Sale Rights, then the Transferor shall assign to such Stockholder as much of its interest in the agreement of sale with the Transferee as such Stockholder shall be entitled to, and such Stockholder shall be obligated to provide the representations, warranties and covenants to the Transferee reasonably equivalent to those provided by the Transferor under such agreement of sale. To the extent that any Transferee prohibits such assignment or otherwise refuses to purchase Shares (or Preferred Shares) from a Stockholder exercising its Right of Co-Sale hereunder, then the Transferor shall not sell to such Transferee any Transferor Securities unless and until, simultaneously with such sale, the Transferor shall purchase such Shares (or Preferred Shares) from such Stockholder for the same consideration per share and on the same terms and subject to the same conditions as the proposed Transfer described in the Transfer Notice.

               (c)   Failure to Exercise Right of Co-Sale; Additional Transfers.

               If no Stockholder elects to exercise its Right of Co-Sale, then the Transferor may, not later than 60 calendar days following delivery to the Remaining Stockholders of the Transfer

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Notice, conclude a Transfer of not less than all of the Transferor Securities covered by the Transfer Notice on terms and subject to conditions not more favorable to the Transferor than those described in the Transfer Notice. Any proposed Transfer of more securities by the Transferor shall again be subject to the Right of Co-Sale and shall require compliance by the Transferor with the procedures described in this Section 2.

        2.4. Exceptions to Right of Co-Sale. The Right of Co-Sale shall not apply to Permitted Transfers.

3.      Drag-Along Right.

        3.1. In the event that a Stockholder or Stockholders holding Shares or Preferred Shares which represent a majority of the Shares (or Preferred Shares) then held by all Stockholders (the "Majority Stockholders") desire to pursue discussions with any third party regarding a potential Transfer of all of the Shares (or Preferred Shares) then held by the Majority Stockholders to such third party at any time, the Majority Stockholders shall, prior to pursuing such discussions, disclose to the Board their intentions with respect thereto.

        3.2. In the event that the Majority Stockholders shall agree to Transfer, in a bona fide arm's length transaction for value (either in a single transaction or a series of related transactions), a direct or indirect interest in all of the Shares (or Preferred Shares) owned by the Majority Stockholders to any Person or "group" (as such term is used for purposes of Section 13(d) of the Exchange Act) (the "Buyer"), which Buyer desires also to purchase all of the Shares (or Preferred Shares) then owned by the Remaining Stockholders or their successors or assigns for the same price per share as the Buyer contemplates purchasing the Majority Stockholders' Shares (or Preferred Shares), the Majority Stockholders shall notify the Remaining Stockholders and the Company in writing (such notice, a "Drag-Along Notice") of its intention to effectuate such contemplated transaction, setting forth in such Drag-Along Notice the identity of the Buyer, the aggregate purchase price which the Buyer shall pay for all of the Shares or Preferred Shares and the intended date on which such transaction shall close; and the Remaining Stockholders shall, on the basis of such notification, fully cooperate in such transaction and sell all of their Shares or Preferred Shares to such Buyer, for the same price and otherwise in accordance with identical terms and conditions as those on which the Majority Stockholders shall sell their Shares or Preferred Shares to such Buyer. The Drag-Along Notice shall be delivered no more than 90 nor fewer than 15 days prior to the intended date of the closing of such transaction, and such transaction shall not, in fact, close more than 270 calendar days after the delivery of the Drag-Along Notice.

        3.3. Exceptions to Drag-Along Right. The drag-along rights set forth in this Article 3 shall not apply to Permitted Transfers.

4.      Transfer Rights.

        4.1. General. Transfers of Shares and Preferred Shares are strictly prohibited, except for (i) Permitted Transfers and (ii) Transfers consummated in accordance with Section 2 or Section 3 hereof. Any attempt to Transfer any Shares or Preferred Shares

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not in accordance with this Agreement shall be null and void and neither the
Company nor any transfer agent of such securities shall give any effect to such attempted Transfer in its records. Prior to consummation of any Transfer permitted under the first sentence of this Section 4.1, the transferor shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the Board, providing that such transferee shall be bound by all the terms and provisions of, and entitled (subject to Section 7.1) to all the rights and benefits under, this Agreement, which are or theretofore had been applicable to the transferor of the securities in question.

        4.2. Legend. Any certificate representing outstanding Shares or Preferred Shares which are held by a party to this Agreement or otherwise subject to the terms hereof shall bear the following legend, in addition to any other legend required by law or otherwise:

               "THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. NO SALE OR TRANSFER OF THESE SHARES MAY BE MADE WITHOUT REGISTRATION UNDER SAID ACT OR COMPLIANCE WITH EXEMPTIONS THEREFROM AND COMPLIANCE WITH APPLICABLE BLUE SKY LAWS OR EXEMPTIONS THEREFROM."

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT (THE "STOCKHOLDERS AGREEMENT") DATED AS OF MARCH 5, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY. ANY ATTEMPT TO TRANSFER OR ENCUMBER ANY INTEREST IN THE SHARES REPRESENTED BY THIS CERTIFICATE NOT IN ACCORDANCE WITH SUCH STOCKHOLDERS AGREEMENT SHALL BE NULL AND VOID AND NEITHER THE COMPANY NOR ANY TRANSFER AGENT OF SUCH SECURITIES SHALL GIVE ANY EFFECT TO SUCH ATTEMPTED TRANSFER OR ENCUMBRANCE IN ITS SHARE RECORDS. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF IT, AGREES TO BE BOUND BY THE TERMS OF THE STOCKHOLDERS AGREEMENT."

5.      Management of the Company; Voting.

        5.1.   Board Composition.

               (a) Subject to the provisions of this Section 5, each Stockholder agrees to take such action as may be necessary, in its capacity as a stockholder of the Company, to nominate and recommend to the stockholders of the Company as the proposed members of the Board, at any annual or special meeting of stockholders called for the purpose of voting on the election of directors, or by consensual action of stockholders with respect to the election of directors, as follows: (i) John D. Fujii; (ii) Brian McTernan; (iii) two (2) individuals designated in writing to the Company by Spectrum Equity Investors II, L.P., (iv) two (2) individuals designated in writing to the Company by Providence Equity Partners L.P., (v) one (1) individual designated in writing to the Company by Sandler Capital Management and (vi)

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one (1) individual designated in writing to the Company by Triumph Partners III,
L.P. The individuals to be designated initially by the foregoing entities are set forth on Schedule 5.1. The right to designate nominees shall be reduced as follows:

                      (A) From and after such time as any entity having the right to designate two (2) nominees owns, together with its Affiliates, less than 75% of the Shares purchased by such entity and its Affiliates pursuant to the Stock Purchase Agreement, such entity shall forfeit its respective right to designate one (1) nominee for election to the Board of Directors (excluding for purposes hereof any decrease due to a reverse stock split, Transfer, or other change affecting all Stockholders on a substantially proportionate basis). This clause (A), if applicable, shall apply to the exclusion of clause (B) below.

                      (B) From and after such time as any entity having the right to designate one nominees owns, together with its Affiliates, less than 50% of the Shares purchased by such entity and its Affiliates pursuant to the Stock Purchase Agreement, such entity shall forfeit its respective right to designate any individual for election to the Board of Directors (excluding for purposes hereof any decrease due to a reverse stock split, Transfer, or other change affecting all Stockholders on a substantially proportionate basis).

               (b) Except as otherwise provided in this Section 5, each of the Stockholders further agrees (i) to appear in person or by proxy at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum and to vote all voting securities of the Company now or hereafter directly or beneficially owned by such Stockholder, either in person or by proxy, at any such meeting of the stockholders of the Company called for the purpose of voting on the election of directors, and (ii) to execute a written consent pursuant to any consensual action with respect to the election of directors (to the extent permitted by law), in each case (1) in favor of the election of the directors nominated in accordance with designations made pursuant to Section 5.1(a), 5.2 or 5.4 and (2) in favor of the removal of any director required to be removed in accordance with Section 5.3.

        5.2. Filling Vacancies. If, at any time during which Stockholders are entitled to designate directors pursuant to Section 5.1, a vacancy is created on the Board by the death, removal or resignation of any one of the directors designated by a Stockholder pursuant to Section 5.1(a)(iii)-(a)(vi), then the Stockholder that had designated such director, if then entitled to designate such director pursuant to Section 5.1, shall designate another individual to be elected to the Board, and the Stockholders shall take such action as may be necessary to cause, within ten (10) days after such designation occurs, the election of such designated individual to the Board.

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        5.3. Removal of Directors Designated by Stockholder Entitled to
Designate Directors. The Stockholders shall take such action as may be necessary to cause any director to be removed from the Board for any reason at the request of the Stockholder that had designated such individual to be a director pursuant to this Section 5. No Stockholder shall vote its voting securities of the Company to remove any director designated by a Stockholder except as requested in writing by the Stockholder who designated that director.

        5.4.   Replacement Nominees; Regulatory Restrictions.

               (a) If, prior to an individual's election to the Board pursuant to Section 5.1 or 5.2, any individual designated by a Stockholder to serve as a director shall be unable or unwilling to serve as a director, the Stockholder who nominated any such individual to serve as a director shall be entitled to nominate a replacement and the Stockholders shall take all necessary action to elect such nominee to the Board.

               (b) Each Stockholder holding the right to designate a director pursuant to Section 5.1 shall nominate an individual who, to the best of such Stockholder's knowledge, does not have any attributable interests in any Person who then owns or operates property subject to regulation by the Federal Communications Commission ("Regulated Property") which would likely prohibit the Company from acquiring or operating any interest in any Regulated Property. If circumstances should change subsequent to a designee's election to the Board such that maintaining such designee as a director would likely prohibit the Company from acquiring or operating any interest in any Regulated Property, the Stockholder who designated any such individual for election to the Board shall promptly request the director's removal in accordance with Section 5.3 and nominate a replacement designee in accordance with Section 5.2.

        5.5.   Voting of Board.

               (a) The vote of the majority of the directors shall decide any matter brought before the Board, unless the matter is one upon which by express provision of law, the Charter Documents or this Agreement, a different vote is required, in which case such express provision shall govern and control.

               (b) Notwithstanding the provisions of Section 5.5(a), the affirmative vote of each director designated by a Stockholder (as set forth on Schedule 5.1 or any replacement director designated in accordance with this Section), shall be required for the Company to take, and each such Stockholder shall exercise all voting rights and other powers of control available to it in relation to the Company and the directors so as to ensure that the Company shall not without such approval take, the following actions:

                      (i) authorize the execution, delivery and performance of the Merger Agreement by the Company; and

                      (ii) waive any material condition in, or authorize any material modification or amendment of the Merger Agreement by the Company (provided that the Board

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of Directors may not approve any amendment to the Merger Agreement which would raise the merger price above $14.00 per share).

The Stockholders referenced in the first sentence of this Section 5.5(b) shall exercise all voting rights and other powers of control available to them in relation to the Company and the directors to cause the directors to authorize the delivery of a Drawdown Notice at such time as such Stockholders have a reasonable basis to expect that the conditions to the Company's obligation to consummate the Merger and the transactions contemplated by the Merger Agreement will be satisfied or waived and the delivery of such Drawdown Notice is then necessary to allow for the timely funding of the purchase of the Committed Shares (as defined in the Stock Purchase Agreement).

               (c) Notwithstanding the provisions of Section 5.5(a) and even if a vote of the Board may not be required under applicable law for any of the following, the affirmative vote (or the prior written consent) of five directors shall be required for the Company to take, and the Stockholders shall exercise all voting rights and other powers of control available to them in relation to the Company and the directors so as to ensure that the Company shall not without such approval take, the following actions:

                      (i) the disposition of assets (in a single transaction or a series of related transactions) in an amount in excess of $5,000,000;

                      (ii) the entry into any transaction which would result in a Change of Control;

                      (iii) subject to Section 7.3, the approval of the dissolution or liquidation of the Company;

                      (iv) the declaration or payment of any dividends on, or the incurrence of any obligation to make any other distribution in respect of, outstanding equity interests of the Company;

                      (v) the incurring of, entry into or commitment to any indebtedness, in an aggregate principal amount in excess of $5,000,000 (except for incurrence of indebtedness to finance the Merger) in a single transaction or series of related transactions;

                      (vi) any acquisition of assets (in a single transaction or a series of related transactions) in an amount in excess of $5,000,000;

                      (vii)  any amendment to the Charter Documents;

                      (viii) the repurchase or redemption of the Company's capital stock from a Stockholder in an amount not equal to such Stockholder's pro rata ownership of such capital stock;

                      (ix)   any change in the number of directors;

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                      (x)    the removal or appointment of any senior
executives, including the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer;

                      (xi) any issuance of additional shares of capital stock of the Company or any rights, options, warrants or other instruments convertible or exchangeable therefor, other than the issuance of shares of capital stock contemplated by the Stock Purchase Agreement;

                      (xii) any transaction with an Affiliate with a value in excess of $250,000;

                      (xiii) entering into any other contract or arrangement material to the Company; and

                      (xiv) any amendment to Schedule 3.11 of the Stock Purchase Agreement.

        5.6.   Voting of Stockholders.

               (a) The vote of the holders of a majority of the Outstanding Voting Shares entitled to vote shall decide any matters brought before any meeting of Stockholders, unless the matter is one upon which by express provision of law, the Charter Documents or this Agreement, a different vote is required, in which case such express provision shall govern and control.

               (b) Notwithstanding the provisions of Section 5.6(a) and even if a vote of the Stockholders may not be required under applicable law for any of the following, the vote or prior written consent of Stockholders then holding Outstanding Voting Shares representing 66-2/3% of the Outstanding Voting Shares held by all Stockholders shall be required before the Company may take, and the Stockholders shall exercise all voting rights and other powers of control available to them in relation to the Company and the directors so as to ensure that the Company shall not without such approval take, the following actions:

                      (i) the sale of all or substantially all of the assets of the Company by sale, assignment, merger, reorganization, or by any other manner;

                      (ii) the entry into any transaction which would result in a Change of Control; and

                      (iii) any amendment to the Company's Charter Documents.

        5.7. Approval of Merger. Notwithstanding any provision herein to the contrary, upon approval by the Board of the Merger and the Merger Agreement, each Stockholder shall vote, or act by written consent, and hereby gives its written consent (subject only to such Board approval), in favor of the approval and authorization of the Merger, the Merger Agreement and the transactions contemplated thereby and shall execute all documents requested by the Board necessary to effectuate such approval and authorization. Each Stockholder agrees that it will not

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exercise, and hereby waives, any and all rights that it may have to dissent or seek appraisal, arising from the Merger under the Delaware General Corporation Law or any other principle of law with respect to any of its shares of capital stock of the Company.

        5.8. Officers of the Company. Each Stockholder agrees to cause its nominees to the Board to take such action as may be necessary to appoint Brion Applegate as Chairman, Chief Executive Officer and Treasurer, and Jonathan Nelson as President and Secretary of the Company effective on or about the date hereof. Effective upon consummation of the Merger, Brion Applegate and Jonathan Nelson shall resign from their respective officer positions. Effective upon consummation of the Merger, each Stockholder agrees to cause its nominees to the Board to take such action as may be necessary to appoint John D. Fujii and Brian McTernan as Officers of the Company.

               5.8.1. Board Observer. During such time as a Stockholder holds Shares and Preferred Shares for which such Stockholder paid, or has committed to pay, at least $10 million pursuant to the Stock Purchase Agreement (and has not defaulted with respect to any such payment obligations), such Stockholder shall have the right to designate one representative as a Board observer and as an observer of any committee of the Board. In addition, each such Stockholder shall have the right to designate one representative as an observer of the board of directors of any wholly-owned subsidiary ("Subsidiary") of the Company which does not consist solely of employees of the Company or its Subsidiaries and any committees thereof. The Company shall provide notice of board and committee meetings to any duly designated observer at such time and in such manner as it provides notice to directors and such observer shall have the right to attend such board and committee meetings. The observer shall be entitled to receive written materials distributed to the relevant board or committee members. The Company shall cause each Subsidiary subject to this Section 5.8.1 to comply with the aforementioned notice and information requirements. Except for the rights described herein, the observer shall not have any other rights of a board or committee member, including the right to vote as a member thereof, and shall not represent to any party that he is a director. The Company and each Subsidiary subject hereto shall have the right to require any board or committee observer to execute a confidentiality agreement as a precondition to his being a board or committee observer.

        5.9. Inspection Rights. During such time as a Stockholder shall have the right to appoint a designee for election to the Board pursuant to Section
5.1 or to designate a Board observer pursuant to Section 5.9, such Stockholder shall have the right to inspect the books, records and premises of the Company during normal business hours upon reasonable notice.

6. Right of First Refusal on Issuance of New Securities by the Company.

        6.1. Generally. The Company hereby grants to each Stockholder the right of first refusal to purchase such Stockholder's pro rata share of New Securities which the Company may from time to time propose to sell and issue. For purposes of this right of first refusal, a Stockholder's pro rata share (the "Section 6 Pro Rata Share") shall be that

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proportion which the number of shares of Shares then held by such Stockholder bears to the aggregate number of Shares then held by all Stockholders.

        6.2. Notice of New Issues. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice (the "Section 6 Notice") of its intention, describing the type of New Securities, the price, and the principal terms upon which the Company proposes to issue the same. Each Stockholder shall have twenty (20) days from the delivery date of any Section 6 Notice to agree, irrevocably, to purchase up to the Stockholder's Section 6 Pro Rata Share of such New Securities for the price and upon the terms specified in the Section 6 Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

        6.3. Failure to Exercise Right. In the event a Stockholder fails to agree to purchase all of such Stockholder's Section 6 Pro Rata Share pursuant to
Section 6.2, the Company shall give a Section 6 Notice to the other Stockholders of such failure pursuant to Section 6.2, and the other Stockholders shall have the right to purchase all such shares in the manner set forth in Section 6.2. In the event any shares of New Securities are still not purchased after the foregoing procedures have been effected, the Company shall have ninety (90) days after the last date on which any Stockholder's right to purchase lapsed to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell the New Securities in respect of which such Stockholder's option was not exercised, at or above the price and upon terms not more favorable to the purchasers of such securities than the terms specified in the initial Section 6 Notice given in connection with such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety-day period (or sold and issued New Securities in accordance with the foregoing within ninety (90) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Stockholders in the manner provided in this Section 6.

        6.4. Waiver. Messrs. Fujii and McTernan agree to waive their respective rights of first refusal under this Section 6 if the other Stockholders shall have waived their rights under this Section.

7.      Miscellaneous.

        7.1. Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement between the Company and the Stockholders concerning the subject matter hereof. Any previous agreement between the Company and the Stockholders concerning the subject matter hereof is superseded by this Agreement. Subject to Section 4.1 hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties. Notwithstanding the foregoing or the definition of "Permitted


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

Transfers", the rights of the Stockholders set forth in Section 5.1 shall not be transferable to any Person except to an Affiliate of a Stockholder upon a Permitted Transfer by such Stockholder of all of its Shares to such Affiliate.

        7.2. Termination. Sections 2, 3, 4.1 and 6 shall automatically terminate upon an Initial Public Offering which raises at least $50,000,000 in proceeds to the Company and is underwritten pursuant to a firm commitment underwriting by nationally recognized underwriters. Section 5 shall terminate as provided therein. Notwithstanding any provision hereof, this entire Agreement shall terminate at such time as the Stockholders hold in the aggregate less than 20% of the Outstanding Voting Shares.

        7.3. Termination of Stock Purchase Agreements; Dissolution of the Company. Upon the termination of the Stock Purchase Agreement, the Board shall take all action to effect the prompt dissolution and liquidation of the Company in accordance with applicable law.

        7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.

        7.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.6. Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

        7.7. Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (a) upon personal delivery to the person to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt addressed as set forth on the signature page of this Agreement, or at such other address as a party may designate by ten
(10) days' advance written notice to the other party.

        7.8. Effectiveness; Amendment of Agreement. Any provision of this Agreement may be amended only by a written instrument signed by Stockholders then holding Shares representing 66-2/3% of the Shares then held by the Stockholders; provided that Sections 2, 3, 4 and 7 (and related definitions) may be amended only by a written instrument signed by each of the Stockholders which then hold any Shares or any Preferred Shares. In addition to the foregoing, any amendment to Section 5 must be approved by the affirmative vote (or prior written consent) of five directors; provided that Section 5.5(b) may be amended only by a written instrument signed by each of the Stockholders which then hold any Shares; and, provided further, that no Stockholder shall as a result of any amendment to Section 5.1 lose its right, if any, to designate a director pursuant thereto, unless such Stockholder and its Affiliates hold less than 20% of the Shares that such Stockholder and its affiliates purchased pursuant to the Stock


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

Purchase Agreement. Notwithstanding the foregoing, Exhibit A may be amended by the Company as necessary to reflect the addition of new Stockholders pursuant to the terms hereof, or to reflect the addition of parties hereto as contemplated by this Agreement; and further provided that no amendment which adversely affects any Stockholder other than in the same manner that such amendment affects each other Stockholder on a pro rata basis will be effective without such first Stockholder's written consent.

        7.9. Waiver; Severability. The waiver by one party hereto of any breach by the other (the "Breaching Party") of any provision of this Agreement shall not operate or be considered as a waiver of any other (prior or subsequent) breach by the Breaching Party, and the waiver of a breach of a provision in one instance shall not be deemed a waiver of such provision in any other circumstance. If any term or provision of this Agreement or the application thereof to any Person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        7.10. Ownership. Each Stockholder represents and warrants that it is the sole legal and beneficial owner of those Shares and Preferred Shares it currently holds subject to this Agreement and that no other Person has any interest (other than a community property interest) in such Shares or Preferred Shares.

        7.11. Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        7.12. Specific Performance. Each of the Stockholders and the Company acknowledge that any violation of this Agreement will result in irreparable injury to the non-breaching party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the non-breaching party for such a violation. Accordingly, the Stockholders and the Company agree that if any of the Stockholders and/or the Company violates any provision of this Agreement, in addition to any other remedy which may be available at law or in equity, the non-breaching party shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

               7.13. Regulated Stockholders. At the request of any Regulated Stockholder, the Company will exchange (on a share-for-share basis) shares of voting securities of the Company held by such Regulated Stockholder, or will issue to such Regulated Stockholder in lieu of voting securities otherwise issuable to such Regulated Stockholder pursuant to Section 6, shares of other securities which (a) do not have voting rights (or which have such limited voting rights as such

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

Regulated Stockholder may reasonably request), (b) are convertible into such voting securities on a share-for-share basis (subject to such limitations as such Regulated Stockholder may request), and (c) are otherwise identical to such voting securities. Any such non-voting or limited-voting securities will constitute "Shares" for purposes of this Agreement. "Regulated Stockholder" means any direct or indirect majority-owned subsidiary of a bank holding company, or any bank holding company.

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